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                                                                      EXHIBIT 21

                                  SUBSIDIARIES

The following list sets out the direct and indirect subsidiaries of Niagara Mohawk Power Corporation as of March 31, 2005. Unless otherwise noted, each entity was organized in New York State.

     NM Uranium, Inc. (incorporated in Texas)
     NM Receivables Corp. II
     NM Properties, Inc.
        Salmon Shores, Inc.
        Salmon Shores Partnership
        Riverview, Inc.
           Riverview Galusha LLC
        Landwest, Inc.
        Hudson Pointe, Inc.
        Upper Hudson Development Inc.
        OPropCo., Inc.
        Moreau Park, Inc.
        Land Management & Development, Inc.
           Port of the Islands North, LLC
           Salmon Shores Partnership
           Second Street Associates, LLC